Exhibit 99
                      JAMES RIVER CORPORATION News Release
                P.O. Box 2218, Richmond, VA 23218 (804) 644-5411

--------------------------------------------------------------------------------

Release:  Immediate     Contact:  Celeste Gunter, Financial      (804) 649-4307
                                  Richard B. Elder, Media        (804) 343-4785

--------------------------------------------------------------------------------


             U.S. DEPARTMENT OF JUSTICE COMPLETES INVESTIGATION INTO
                      MERGER OF JAMES RIVER AND FORT HOWARD

     RICHMOND, VIRGINIA, August 7, 1997 -- James River Corporation announced today that the U.S. Department of Justice has completed its regulatory review of the merger of James River and Fort Howard Corporation and will take no action. This clearance follows the completion of a similar regulatory review earlier this week in the United Kingdom.
     The merger remains subject to the approval of a majority of the shareholders of both companies. Special meetings of James River and Fort Howard shareholders are scheduled for August 12, 1997. If approved by shareholders, the merger will close as soon as possible after August 12, 1997.
     "Clearance by the U.S. Department of Justice and by the U. K. Office of Fair Trading is an important milestone toward the successful completion of the merger of our two companies," said Miles L. Marsh, chairman and chief executive officer of James River. "This moves us closer toward the creation of a preeminent international consumer products company, Fort James Corporation."
     James River Corporation, headquartered in Richmond, Va., is a leading marketer and manufacturer of paper-based consumer products, packaging, and business, printing and converting papers. The second largest worldwide producer of tissue products, James River markets such leading brands as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, VANITY FAIR napkins, and DIXIE cups and plates in North America, and LOTUS bathroom tissue, towels, and facial tissue in Europe. The company also markets QUILT-RAP sandwich wrap, QWIK WAVE microwave packaging, and EUREKA! and WORD PRO copy papers. James River's current annual sales rate is approximately $5.6 billion.
                                      # # #
     Today's news release, along with past releases from James River, is available by fax, at no charge, by calling (800) 758-5804, ext. 457350. You may access James River's corporate-wide site at Internet address http://www.jamesrivercorp.com.